UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                               FORM 8-K

                            Current Report

                    Pursuant to Section 13 or 15(d) of
                   the Securities Exchange Act of 1934

                    Date of Report (Date of earliest
                    event reported): April 10, 1997




                               ERO, Inc.
             (Exact name of registrant as specified in its charter)

                                0-19942
                       Commission File Number

            Delaware                                      36-3573286
(State or other jurisdiction of incorporation            (IRS Employer
           or organization)                          Identification Number)


            585 Slawin Court, Mount Prospect, Illinois 60056-2183
        (Address of principal executive offices, including zip code)


                          (847) 803-9200
         (Registrant's telephone number, including area code)

Item 5. Other Events

On April 10, 1997, ERO, Inc. (the "Company") executed a definitive merger agreement with Hedstrom Corporation ("Hedstrom") and HC Acquisition Corp. Under the terms of the merger agreement, Hedstrom agreed to promptly commence a cash tender offer (the "Offer") for all of the outstanding shares of the Company's common stock for $11.25 per share. The Company has approximately
11.7 million fully diluted shares outstanding. The merger agreement also required Hedstrom to complete a second-step merger in which remaining shares not acquired in the Offer will be converted into the right to receive $11.25 per share in cash subject to certain conditions.

On April 11, 1997, the Company issued a press release announcing the above described event. The text of the attached release is incorporated herein by reference. Further information concerning the Offer and the merger will be contained in Hedstrom's Offer to Purchase, which is expected to be filed with the Securities and Exchange Commission on April 17, 1997, and the Company's Schedule 14D-9 Solicitation/Recommendation Statement, which will be filed promptly after the time the Offer to Purchase is filed.

SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ERO, Inc.

Date: April 16, 1997                    By:/S/ Mark D. Renfree
                                           _________________________________
                                           Name:  Mark D. Renfree
                                           Title: Senior Vice President and
                                                  Chief Financial Officer

                           EXHIBIT INDEX

Exhibit
Number     Description of Document

99.1       Press Release dated April 11, 1997